EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Reports Fourth Quarter
and Full Year 2011 Financial Results

Full-Year Non-GM sales increase by 25% on a year-over-year basis

Detroit, Michigan, February 3, 2012-- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2011.
Fourth Quarter 2011 Results

•	Fourth quarter 2011 sales of $605.6 million, up 4% on a year-over-year basis

•	Non-GM sales grew by 11% on a year-over-year basis to $175.0 million

•	Gross profit of $105.7 million, or 17.5% of sales

•	Operating income of $48.5 million, or 8.0% of sales

•	Net income of $31.1 million, or $0.41 per share

•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding the impact of special charges, asset impairments, and other non-recurring costs) of $90.7 million or 15.0% of sales

•
AAM's quarterly results reflect the net adverse impact of special charges, asset impairments and other non-recurring operating costs of $4.8 million, or $0.06 per share, primarily related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

Full Year 2011 Results

•	Full year 2011 sales of $2.6 billion, up 13% on a year-over-year basis

•	Non-GM sales grew 25% on a year-over-year basis to $710 million

•	Gross margin of 17.6% is a new company record

•	Operating income of $223.4 million, or 8.6% of sales

•	Net income of $142.8 million, or $1.89 per share

•	Adjusted EBITDA of $386.3 million, or 14.9% of sales

•
AAM's full year results reflect the net adverse impact of special charges, asset impairments, debt refinancing costs and other non-recurring operating costs of $19.2 million, or $0.26 per share, primarily related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

AAM's net earnings in the fourth quarter of 2011 were $31.1 million, or $0.41 per share. This compares to net earnings of $34.9 million, or $0.47 per share, in the fourth quarter of 2010.
In the fourth quarter of 2011, AAM's results reflect the net adverse impact of special charges, asset impairments and other non-recurring operating costs of $4.8 million, or $0.06 per share, primarily related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.
For the full year 2011, AAM's net earnings were $142.8 million, or $1.89 per share. This compares to net earnings of $115.4 million, or $1.55 per share in 2010.
On a full year basis in 2011, AAM incurred special charges, asset impairments and other non-recurring operating costs of $15.0 million, or $0.20 per share, primarily related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. Also included in the year's special charges were $3.1 million of debt refinancing costs and a $1.6 million asset impairment recorded by our e-AAM joint venture related to the long-term supply agreement with Saab Automobile AB.

“The fourth quarter of 2011 capped a successful year for AAM. AAM's full-year sales growth of 13% was significantly higher than the industry growth rate and our profitability was steady and strong throughout the year,” said AAM's Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “AAM's continued leadership in the development of advanced driveline technology has enabled us to grow our new business backlog to $1.1 billion in future annual sales for programs launching from 2012 through 2014. Combined with AAM's outstanding operational expertise and our focus on achieving and sustaining market cost competitiveness in all of our global operations, we believe AAM is well positioned for continued profitable growth, accelerated business diversification and improved balance sheet strength.”
Net sales in the fourth quarter of 2011 increased approximately 4% to $605.6 million as compared to $583.3 million in the fourth quarter of 2010. Non-GM sales grew 11% on a year-over-year basis to $175.0 million in the fourth quarter of 2011 as compared to $157.6 million in the fourth quarter of 2010.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the fourth quarter of 2011, AAM's content-per-vehicle was $1,498 as compared to $1,508 in the fourth quarter of 2010. For the full year 2011, AAM's content-per-vehicle was $1,487 as compared to $1,441 in 2010.
Net sales for the full year 2011 increased by 13% to $2.6 billion as compared to $2.3 billion in 2010. Non-GM sales grew 25% on a year-over-year basis to $710.0 million in 2011 as compared to $567.7 million in 2010.
AAM's gross profit in the fourth quarter of 2011 was $105.7 million or 17.5% of sales. For the full year 2011, AAM's gross profit was $455.1 million, or 17.6% of sales.
AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization, excluding the impact of special charges, asset impairments, and other non-recurring costs. In the fourth quarter of 2011, AAM's Adjusted EBITDA was $90.7 million or 15.0% of sales. For the full year 2011, AAM's Adjusted EBITDA was $386.3 million or 14.9% of sales.
AAM's SG&A spending in the fourth quarter of 2011 was $57.2 million, or 9.4% of sales, as compared to $50.6 million, or 8.7% of sales, in the fourth quarter of 2010. AAM's R&D spending in the fourth quarter of 2011 was $28.2 million as compared to $23.6 million in the fourth quarter of 2010.
AAM's SG&A spending for the full year 2011 was $231.7 million, or 9.0% of sales, as compared to $197.6 million, or 8.7% of sales, for the full year 2010. AAM's R&D spending for the full year 2011 was $113.6 million as compared to $82.5 million in 2010.
In the fourth quarter of 2011, AAM's operating income was $48.5 million or 8.0% of sales. For the full year 2011, AAM's operating income was $223.4 million, or 8.6% of sales.
In the fourth quarter of 2011, AAM's net income was $31.1 million or 5.1% of sales. Diluted earnings per share (EPS) were $0.41 per share in the fourth quarter of 2011. For the full year 2011, AAM's net income was $142.8 million or 5.5% of sales. Diluted earnings per share (EPS) were $1.89 per share for the full year 2011.

AAM defines free cash flow to be net cash provided by (or used in) operating activities, less capital expenditures net of proceeds from the sale of equipment. For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any.
Net cash used in operating activities for the full year 2011 was $56.3 million, including $5.2 million of cash payments for purchase buyouts of leased equipment. Capital spending, net of proceeds from the sale of equipment, for the full year 2011 was $154.2 million. Reflecting the impact of this activity, AAM's free cash flow was a use of $205.3 million for the full year 2011.
AAM's free cash flow in 2011 reflects a one-time use of cash in the third quarter of approximately $190 million related to the termination of accelerated payment terms with GM. As a result of this change, effective July 1, 2011 AAM transitioned to GM's standard weekly payment terms, which average approximately 50 days.

AAM's free cash flow in 2011 also reflects the impact of $34.6 million of cash payments for special charges and restructuring actions (principally related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility) and $52 million of total pension funding, $26 million of which was pulled ahead into the fourth quarter of 2011 in excess of AAM's minimum statutory funding requirements for the 2011 calendar year.
For the full year 2010, AAM generated $136.9 million of positive free cash flow.
As of December 31, 2011, AAM's total available liquidity was in excess of $475 million, consisting of available cash and borrowing capacity on AAM's global credit facilities.
A conference call to review AAM's fourth quarter and full year 2011 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on February 3, 2012 until 5:00 p.m. ET February 10, 2012 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 42077280.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.
Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” and relate to the Company's plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions, including the impact of the current sovereign debt crisis in the Euro-zone; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); our ability to realize the expected revenues from our new and incremental business backlog; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to attract new customers and programs for new products; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; supply shortages or price increases in raw materials, utilities or other operating supplies as a result of natural disasters or otherwise; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruption of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product recalls, product liability and legal proceedings to which we are or may become a party; availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; our ability to consummate and integrate acquisitions and joint ventures; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Risk factors” in our most recent 10K filing.

It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.

# # #

For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions, except per share data) (in millions, except per share data)

Net sales	$605.6	$583.3	$2,585.0	$2,283.0

Cost of goods sold	499.9	481.7	2,129.9	1,881.3

Gross profit	105.7	101.6	455.1	401.7

Selling, general and administrative expenses	57.2	50.6	231.7	197.6

Operating income	48.5	51.0	223.4	204.1

Interest expense	(22.4)	(21.6)	(83.9)	(89.0)

Investment income	0.3	2.4	1.2	3.8

Debt refinancing and redemption costs	—	—	(3.1)	—

Other income (expense), net	0.4	1.6	0.5	(0.1)

Income before income taxes	26.8	33.4	138.1	118.8

Income tax expense (benefit)	(3.2)	(0.9)	1.0	4.3

Net income	30.0	34.3	137.1	114.5

Net loss attributable to the noncontrolling interests	1.1	0.6	5.7	0.9

Net income attributable to AAM	$31.1	$34.9	$142.8	$115.4

Diluted earnings per share	$0.41	$0.47	$1.89	$1.55

Diluted shares outstanding	75.3	74.6	75.4	74.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2011	December 31, 2010
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$169.2	$244.6
Accounts receivable, net	333.3	146.6
Inventories, net	177.2	130.3
Deferred income taxes	11.3	8.0
Prepaid expenses and other	72.1	72.6
Total current assets	763.1	602.1

Property, plant and equipment, net	971.2	936.3
Deferred income taxes	20.1	38.6
Goodwill	155.9	155.8
GM postretirement cost sharing asset	260.2	244.4
Other assets and deferred charges	158.2	137.5
Total assets	$2,328.7	$2,114.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$337.1	$283.6
Accrued expenses and other	239.0	285.5
Total current liabilities	576.1	569.1

Long-term debt	1,180.2	1,010.0
Deferred revenue	88.2	116.0
Postretirement benefits and other long-term liabilities	903.8	887.7
Total liabilities	2,748.3	2,582.8

Stockholders' deficit	(419.6)	(468.1)
Total liabilities and stockholders' deficit	$2,328.7	$2,114.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In millions)		(In millions)
Operating activities
Net income	$30.0	$34.3	$137.1	$114.5
Depreciation and amortization	35.6	33.5	139.4	131.6
Other	(56.5)	(21.0)	(332.8)	(5.8)

Net cash flow provided by (used in) operating activities	9.1	46.8	(56.3)	240.3

Purchases of property, plant & equipment	(52.1)	(46.6)	(163.1)	(108.3)
Proceeds from sales of property, plant & equipment	1.0	3.7	8.9	4.9
Purchase buyouts of leased equipment	(13.4)	—	(13.4)	(7.8)
Acquisition, net	(16.5)	(2.2)	(16.5)	(2.2)
Redemption of short-term investments	—	4.8	—	6.4

Net cash flow used in investing activities	(81.0)	(40.3)	(184.1)	(107.0)

Net increase (decrease) in long-term debt	133.0	(1.1)	173.6	(61.9)
Debt issuance costs	(5.2)	—	(10.9)	(2.2)
Purchase of noncontrolling interest	—	(2.1)	—	(2.1)
Employee stock option exercises	—	1.1	4.6	1.1
Purchase of Treasury Stock	—	—	(0.1)	(1.3)

Net cash flow provided by (used in) financing activities	127.8	(2.1)	167.2	(66.4)

Effect of exchange rate changes on cash	(1.1)	—	(2.2)	(0.4)

Net increase (decrease) in cash and cash equivalents	54.8	4.4	(75.4)	66.5

Cash and cash equivalents at beginning of period	114.4	240.2	244.6	178.1

Cash and cash equivalents at end of period	$169.2	$244.6	$169.2	$244.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010		2011	2010
	(In millions)			(In millions)

Net income attributable to AAM	$31.1	$34.9		$142.8	$115.4
Interest expense	22.4	21.6		83.9	89.0
Income tax expense (benefit)	(3.2)	(0.9)		1.0	4.3
Depreciation and amortization	35.6	33.5		139.4	131.6

EBITDA	$85.9	$89.1		$367.1	$340.3

Debt refinancing and redemption costs	—	—		3.1	—
Other special charges, asset impairments and
other non-recurring operating costs(e)	4.8	—		16.1	—

ADJUSTED EBITDA	$90.7	$89.1	4.0	$386.3	$340.3

Net debt(b) to capital

	December 31, 2011	December 31, 2010
	(In millions, except percentages)

Total debt	$1,180.2	$1,010.0
Less: cash and cash equivalents	169.2	244.6

Net debt at end of period	1,011.0	765.4

Stockholders' deficit	(419.6)	(468.1)

Total invested capital at end of period	$591.4	$297.3

Net debt to capital(c)	171.0%	257.5%

Free Cash Flow(d)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In millions)		(In millions)

Net cash provided by (used in) operating activities	$9.1	$46.8	$(56.3)	$240.3
Add: Portion of lease buyouts included in Net cash
provided by (used in) operating activities	5.2	—	5.2	—
Adjusted Net cash provided by (used in)
operating activities	14.3	46.8	(51.1)	240.3
Less: Purchases of property, plant & equipment, net of proceeds from sale of property, plant & equipment	(51.1)	(42.9)	(154.2)	(103.4)

Free cash flow	$(36.8)	$3.9	$(205.3)	$136.9

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of special charges and restructuring costs, including debt refinancing and redemption costs and expenses related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of equipment.  For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any.  We believe free cash flow is a meaningful measures as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders.  Free cash flow is also a key metric used in our calculation of incentive compensation.  Other companies may calculate free cash flow differently.

(e)	Special charges, asset impairments and other non-recurring operating costs include $0.5 million related to the noncontrolling interests portion of the $1.6 million asset impairments recorded by e-AAM.